Exhibit 10.2

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (the “Agreement”) is entered into as of [            ], 2014 (the “Effective Date”) by and between ONEOK, INC., an Oklahoma corporation (“Franchisee”), and ONE GAS, INC., an Oklahoma corporation (“Manager”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of [            ], 2014, between Franchisee and Manager (the “Separation Agreement”).

RECITALS

WHEREAS, the Board of Directors of Franchisee has determined that it would be appropriate, desirable and in the best interests of Franchisee and its stockholders to separate completely the LDC Business from Franchisee, including the natural gas distribution assets that are franchised or granted other operating authority for operations in and around the City of [            ] (the “System”);

WHEREAS, the Board of Directors of Franchisee has determined that it is in the best interests of Franchisee and its stockholders to create a new publicly traded company that shall operate the LDC Business, including the System;

WHEREAS, Manager is a newly-formed, direct Subsidiary of Franchisee incorporated for these purposes;

WHEREAS, the Parties [currently intend to effectuate]/[have effectuated] the Separation;

WHEREAS, Franchisee holds the franchise relating to the System, which was granted by the City of [            ] and set forth in [            ] (the “Retained Franchise”);

WHEREAS, in connection with the Separation and pursuant to the terms of the Retained Franchise, Franchisee was obligated to obtain the consent of the City of [            ] to the assignment of the Retained Franchise to Manager;

WHEREAS, as of the date hereof, the City of [            ] has not given its consent to the assignment of the Retained Franchise from Franchisee to Manager; and

WHEREAS, until the effective date of the consent to assignment of the Retained Franchise, Franchisee desires to retain Manager to manage and operate the Retained Franchise and the area and customers covered thereby (the “Managed Assets”) on its behalf, in accordance with Section 2.7 of the Separation Agreement, under the terms and limitations hereof, and Manager desires to accept such appointment.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE 1

RETENTION OF MANAGER

1.1 Agreement to Manage. Franchisee hereby appoints and retains Manager to manage and operate the Managed Assets, effective as of the Effective Date. Manager hereby accepts such appointment and retention as the manager of the Managed Assets, with full power and authority to manage the Managed Assets in accordance with the terms of this Agreement.

1.2 Standards of Performance. Manager shall manage the Managed Assets in accordance with good business practices in the natural gas distribution industry consistent with Manager’s practices in [            ] and [            ].

ARTICLE 2

RESPONSIBILITIES OF MANAGER

2.1 Management Services. Where the same would not violate any franchise, license, contract, law or regulation applicable to the Managed Assets, Manager shall use its commercially reasonable efforts to perform or cause to be performed, and to take or cause to be taken, all actions necessary or appropriate to the ongoing management of the Managed Assets and their operation during the term of this Agreement, including without limitation the following (which, together with the cash management services described in Section 2.2 and the accounting functions described in Section 2.3, are referred to herein as the “Management Services”):

(a) operate and maintain the Managed Assets in compliance in all material respects with all applicable franchise requirements and federal, state and local laws, rules and regulations;

(b) perform in all material respects all covenants and conditions imposed on an owner or operator of the Managed Assets, and perform in all material respects all of Franchisee’s obligations under contracts relating to or affecting the Managed Assets;

(c) negotiate, purchase, or enter into agreements in the ordinary course of business for the purchase of, services, supplies, materials, machinery, equipment and/or such personal property as may be necessary or appropriate for the operation or maintenance of the Managed Assets;

(d) negotiate, sell, or enter into agreements in the ordinary course of business for the sale, exchange or other disposition of any and all services, advertising, supplies, materials, machinery, equipment and/or such personal property as may be necessary or appropriate for the operation or maintenance of the Managed Assets;

(e) negotiate and enter into any and all other contracts, agreements, leases, or other instruments with third parties in the ordinary course of business as may be necessary or appropriate for the operation or maintenance of the Managed Assets;

(f) coordinate the billing of and collection from customers covered by the Retained Franchise and enforce the rights of Franchisee as a creditor under any contract or in connection with the rendering of any service with respect to the Managed Assets to the same extent enforced by Franchisee prior to the Effective Date;

(g) prepare and file all reports and filings required pursuant to federal, state and local law with respect to operation of the Managed Assets;

(h) prepare and file all state and local tax returns (other than income tax returns relating to Franchisee), declarations or reports with respect to the Managed Assets;

(i) exercise commercially reasonable due diligence in safeguarding and maintaining secure and confidential all Confidential Information in its possession relating to the Managed Assets;

(j) maintain the Assets covered by the Retained Franchise in their current condition and repair, ordinary wear excepted; and

(k) perform all other actions Manager deems necessary or appropriate in connection with the operation and maintenance of the Managed Assets in the ordinary course of business.

2.2 Cash Management Services. Where the same would not violate any franchise, license, contract, law or regulation applicable to the Managed Assets, Manager shall perform or cause to be performed, and shall take or cause to be taken, all cash management functions related to the Managed Assets and its operations during the term of this Agreement, including without limitation the following:

(a) collect all payments, deposits and other monies received from customers covered by the Retained Franchise (“Subscriber Revenue”), and promptly deposit Subscriber Revenue in a Manager account or accounts (the “Accounts”), it being specifically acknowledged by Franchisee that the Subscriber Revenue may be commingled with funds of Manager in the Accounts; and

(b) pay or otherwise satisfy or settle in a timely and prudent manner from the funds in the Accounts all obligations arising on or after the Effective Date related to the Managed Assets, and otherwise disburse from the Accounts such amounts as shall be appropriate in the discharge of its responsibilities under this Agreement; provided, however, that Manager shall be required to pay all such amounts regardless of whether such amounts exceed the Subscriber Revenue or the amount of the funds in the Account.

2.3 Accounting. Where the same would not violate any franchise, license, contract, law or regulation applicable to the Managed Assets, Manager shall perform or cause to be performed, and shall take or cause to be taken, all accounting functions related to the Managed Assets and their operations during the term of this Agreement, including without limitation operation of the day-to-day accounting functions related to the Managed Assets, including the coordination of data processing and computer programming and the maintenance of all accounting ledgers with respect to the Managed Assets.

2.4 Separation Agreement. Notwithstanding anything to the contrary in this Agreement, the obligations with respect to Management Services shall relate solely to rights and obligations arising with respect to the Managed Assets on and after the Effective Date, and nothing herein shall be deemed to affect the indemnification rights and obligations of Franchisee and Manager pursuant to Article VII of the Separation Agreement. In addition, all Management Services shall be performed by Manager consistent with the terms and conditions of the Transition Services Agreement entered into between Franchisee and Manager and effective as of the Effective Date (as defined therein).

ARTICLE 3

COMPENSATION FOR

MANAGEMENT SERVICES; EXPENSES

3.1 Compensation for Management Services. As its sole compensation for performing the Management Services and as its sole source of monies to satisfy duties undertaken on Franchisee’s behalf specified in Article II hereof, Manager shall be entitled to retain all revenues derived from the Managed Assets and the net cash flow from the management and operation of the Managed Assets or otherwise derived from or relating to the Managed Assets during the term hereof.

3.2 Expenses. Manager shall bear and pay all direct and indirect costs, expenses, fees and charges incurred or paid by Manager with respect to the management and operation of the Managed Assets during the term hereof, regardless of whether such costs, expenses, fees and charges exceed the Subscriber Revenue or the amount of funds in the Account.

ARTICLE 4

OBLIGATIONS OF FRANCHISEE

4.1 Franchisee shall not transfer legal title to, mortgage, pledge or otherwise encumber the Retained Franchise without the prior written consent of Manager.

ARTICLE 5

TERM

5.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue until the effective date of the approval of City of [            ] to the assignment of the Retained Franchise by Franchisee to Manager and the assignment by Franchisee to Manager of the Retained Franchise. Upon the effective date of the consent to assignment of the Retained Franchise, Franchisee will assign, and Manager will assume, the Retained Franchise pursuant to an assignment and assumption agreement in substantially the form attached hereto as Exhibit A.

ARTICLE 6

INDEMNIFICATION

6.1 Indemnification of Franchisee. Manager hereby agrees to defend, indemnify and hold Franchisee, its Affiliates, and its and their directors, officers, employees, stockholders and agents, harmless from and against any and all Indemnifiable Losses arising out of, connected with or incidental to Manager’s breach of this Agreement or any negligence, gross negligence or willful misconduct of Manager in the performance of the Management Services.

6.2 Indemnification of Manager. Franchisee hereby agrees to defend, indemnify and hold Manager, its Affiliates, and its and their directors, officers, employees, stockholders and agents, harmless from and against any and all Indemnifiable Losses arising out of, connected with or incidental to Franchisee’s breach of this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1 Waiver. The waiver by Franchisee or Manager of any breach of any term, covenant or condition contained in this Agreement shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. No covenant, term or condition of this Agreement shall be deemed to have been waived by Franchisee or Manager unless such waiver is in writing and is signed by the party against whom such waiver is sought to be enforced.

7.2 Entire Agreement. This Agreement, the Separation Agreement and the other Ancillary Agreements set forth the entire agreements of Franchisee and Manager with respect to the subject matter hereof, and supersedes all prior agreements and negotiations, whether written or oral. This Agreement may not be modified orally, but only by an agreement in writing signed by the party or parties against whom any waiver, change, amendment, modification, or discharge may be sought to be enforced.

7.3 Binding Effect: Benefits. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Neither Franchisee nor Manager shall have the right to assign this Agreement without the written consent of the other.

7.4 Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by telecopy or facsimile transmission, confirmation requested, delivered by courier, or mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

If to Manager, to:

ONE GAS, INC.

15 E. 5th Street

Tulsa, OK 74103

Attention: General Counsel

Telecopier:

If to Franchisee, to:

ONEOK, INC.

100 West Fifth Street

Tulsa, OK 74103

Attention: General Counsel

Telecopier:

or at such other address as any party shall have furnished to the others by notice given in accordance with this Section. Such notice shall be effective, (i) if sent by facsimile transmission, when confirmation of transmission is received, or (ii) if mailed or sent by courier, upon the date of delivery or refusal as shown by the return receipt therefor.

7.5 Applicable Law. This Agreement and all provisions hereof, irrespective of the place of execution or performance, shall be construed and enforced in accordance with the laws of the State of Oklahoma, without regard to the conflicts of law principles thereof. Any dispute, controversy or claim between Franchisee and Manager relating to, arising out of or in connection with this Agreement shall be settled in accordance with the dispute resolution procedures contained in Article IX of the Separation Agreement.

7.6 Severability. If any provision of this Agreement shall be held to be invalid or unenforceable to any extent, the remainder of this Agreement shall not be impaired and shall be enforced to the fullest extent permitted by law.

7.7 Independent Contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or similar arrangement of or between Franchisee or Manager with regard to the Managed Assets, or as creating any other relationship between the parties hereto other than that of an independent contractor. In fulfilling their obligations hereunder, the parties shall be independent contractors with respect to one another and not the agent of the other for any purpose.

7.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement.

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IN WITNESS WHEREOF, Franchisee and Manager have executed this Management Agreement as of the date hereof.

ONE GAS, INC.

By:
Name:
Title:

ONEOK, INC.

By:
Name:
Title:

[Signature Page to Management Agreement - City of [            ]]